Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
          We consent to the incorporation by reference in this Registration Statement on Form S-4 of our reports (1) relating to the consolidated financial statements of Copano Energy, L.L.C. and management’s report on the effectiveness of internal control over financial reporting (which report expresses an unqualified opinion and includes an explanatory paragraph related to, effective July 1, 2003, changes in accounting for financial instruments with characteristics of both liabilities and equity and, effective December 31, 2005, changes in accounting for conditional asset retirement obligations) dated March 16, 2006 and (2) relating to the financial statements of Webb Duval as of and for the year ended December 31, 2004, dated March 29, 2005, appearing in the Annual Report on Form 10-K for the year ended December 31, 2005 of Copano Energy, L.L.C., and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.
/s/ Deloitte & Touche LLP
Houston, Texas
June 2, 2006